Exhibit 99.1

FOUNDATION HEALTHCARE ANNOUNCES OPERATIONAL UPDATE AND REVERSE STOCK SPLIT

OKLAHOMA CITY, Jan. 8, 2015 (GLOBE NEWSWIRE) – Foundation HealthCare (FDNH), which owns and operates surgically focused hospitals and related ancillary services, announced today the following announcements:

Operational Update:

•	Foundation Surgical Hospital of El Paso, a majority-owned hospital, expects its EBITDA (earnings before interest expense, taxes, depreciation and amortization) in the 4th quarter to exceed the EBITDA reported for the 3rd quarter due to an increase in surgeries and additional ancillary income.

•	Foundation Surgical Hospital of San Antonio, a majority-owned hospital, announced its plans to expand its facility due to the increase in surgical volumes and the addition of new physician partners. Once the expansion is complete the facility expects to generate additional 720-1200 surgical cases annually.

“Foundation ended 2014 on a very positive note with the continued financial improvement in our hospital in El Paso. In addition, the announcement of the future expansion at our hospital in San Antonio allows us to accommodate the demand from our current and new physician partners while remaining focused on providing high-quality clinical care for the patients we serve,” stated Stanton Nelson, CEO of Foundation HealthCare.

Reverse Split:

Foundation HealthCare’s Board of Directors approved a 1-for-10 stock split, which will be effective after the close of the market Thursday. The reverse split is being executed to enhance the Company’s ability to obtain an initial listing on NYSE MKT or other major stock exchange in 2015. The Company also believes that the reverse stock split and any resulting increase in the per share price of the Company’s common stock will make the Company’s common stock more attractive to a broader range of institutional and other investors.

The 1-for-10 reverse stock split will automatically convert each 10 shares of the Company’s stock issued and outstanding to one new share of common stock, par value $0.0001 per share. The reverse stock split, which was approved by the Company’s shareholders on May 12, 2014, will reduce the number of shares of the Company’s outstanding common stock from approximately 172.6 million, as of the filing date of the Company’s most recent Quarterly Report on Form 10-Q, to approximately 17.3 million.

No fractional shares will be issued in connection with the reverse stock split. The company will round up to the next whole share in lieu of issuing factional shares that would have been issued in the reverse split. For a 20 trading day period immediately following the reverse split, Foundation’s common stock will trade on a post-split basis on the OTCQB under the trading symbol “FDNHD” as an interim symbol to denote the reverse split. After this 20 trading day period, Foundation’s common stock will resume trading on the OTCQB under the symbol “FDNH.” In addition, the common stock will also trade under a new CUSIP number effective January 9, 2015.

Computershare is the company’s transfer agent and will be acting as the exchange agent for the purpose of implementing any exchange of stock certificates in connection with the reverse split. Stockholders who have existing stock certificates will receive instructions from the transfer agent. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares.

Further information on the logistics regarding the reverse split can be obtained by contacting Computershare at 1-800-884-4225.

About Foundation Healthcare

Headquartered in Oklahoma City, Okla., Foundation HealthCare owns and operates four surgical hospitals and ten surgery centers in seven states. Foundation’s management provides expertise and focuses on the build-out of each hospital by incorporating additional ancillary services in their markets. These additional service lines, such as out-patient surgery, oncology, imaging, physical therapy, hyperbarics, and sleep labs, truly make the Foundation specialty hospital environment unique.

The Company is also an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value.

Foundation HealthCare is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the risk that Company will maintain enough liquidity to execute its business plan, continue as a going concern, the Company’s ability to continue growth in revenue and EBITDA at its majority-owned facilities and other risks including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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14000 N. Portland Ave., Suite 200, Oklahoma City, OK 73134

www.FDNH.com